Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 25, 2025
Contact: Amber Pringnitz
515.412.2306
apringnitz@fhlbdm.com
Federal Home Loan Bank of Des Moines Announces
First Quarter 2025 Financial Results, Declares Dividend
First Quarter 2025 Highlights
•Net income of $205 million
•Affordable Housing Program (AHP) assessments of $23 million
•Voluntary community and housing contributions of $12 million
•Advances totaled $93.8 billion
•Mortgage loans held for portfolio, net totaled $12.3 billion
•Letters of credit totaled $19.2 billion
•Retained earnings totaled $3.6 billion
Dividend
The Board of Directors approved a first quarter 2025 dividend to be paid at an annualized rate of 9.75% on average activity-based stock and 6.00% on average membership stock, unchanged from the prior quarter. The Federal Home Loan Bank of Des Moines (the Bank) expects to make dividend payments totaling $135 million on May 13, 2025.
Liquidity Mission
The Bank provides liquidity to its members to support the housing, business, and economic development needs of the communities they serve. Members pledge collateral to access our core liquidity products of advances, letters of credit, and purchased mortgage loans under the Mortgage Partnership Finance® Program. During the first quarter of 2025, advance balances averaged $100.2 billion, and purchased mortgage loan balances averaged $12.0 billion. The liquidity provided through these products allows our members to:

•meet mortgage and other loan demand in their communities when deposits alone are insufficient;
•originate mortgage loans without holding them on their balance sheet; and
•reduce interest rate risk by structuring advances to match their assets.

In addition, the Bank provides a reliable source of contingent liquidity for its members. During the first quarter of 2025, the Bank held an average of $27.9 billion of short-term assets as a source of liquidity for this purpose.

Affordable Housing and Community Impact
The Bank’s housing and community development programs are central to its mission by providing reliable liquidity and funding to help its members build strong communities and support their housing affordability needs. The Bank contributes 10% of its net income each year to its AHP, a grant program that supports the creation, preservation, or purchase of affordable housing. This program includes a competitive AHP and two down payment assistance products called Home$tart and the Native American Homeownership Initiative. During the first quarter of 2025, the Bank accrued statutory AHP assessments of $23 million and voluntarily accrued $1 million, to be awarded in 2026 through this program.

In addition to its AHP, the Bank offers its members voluntary programs to further its housing mission. During the first quarter of 2025, the Bank recorded a total of $12 million in voluntary community and housing contributions, including the voluntary AHP contribution. Through its voluntary programs, the Bank:

•provided $18 million in 0% rate advances to members that originated or purchased mortgage loans from a Habitat for Humanity® affiliate and recorded $4 million in subsidy expense;
•funded $14 million of loans with an interest rate lower than the current market rate under the Mortgage Rate Relief program, which provided $1 million in grants to those seeking affordable homeownership; and
•recorded a $6 million contribution to its Member Impact Fund to match member donations to local housing and community development organizations during the first quarter of 2025.

Financial Results Discussion

Net Income - For the three months ended March 31, 2025, the Bank recorded net income of $205 million compared to $274 million for the same period in 2024.
Net Interest Income - For the three months ended March 31, 2025, the Bank recorded net interest income of $248 million, a decrease of $101 million when compared to the same period in 2024. The decrease was due to the yield on interest-earning assets declining at a quicker pace than the cost of interest-bearing liabilities driven by a decline in longer-term advances, decreases in market value adjustments on the Bank’s fair value hedge relationships, and changes in interest rates, which also reduced earnings on invested capital.

Net Interest Spread and Margin - Net interest spread and margin were 0.32 percent and 0.59 percent for the three months ended March 31, 2025, decreases of 0.11 percent and 0.15 percent when compared to the same period in 2024. The declines in net interest spread and margin were driven by the decrease in net interest income discussed above. The Bank’s cost of funds does not include net interest settlements on economic hedges, which are recorded in other income (loss). As a result, net interest spread and margin do not reflect the full impact of the Bank’s funding and hedging strategies and may experience volatility as interest rates change.
Other Income (Loss) - For the three months ended March 31, 2025, the Bank recorded other income of $41 million, an increase of $37 million when compared to the same period in 2024, primarily due to the net changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives.
Other Expense - For the three months ended March 31, 2025, the Bank recorded other expense of $61 million, an increase of $11 million when compared to the same period in 2024, primarily driven by an increase in voluntary community and housing contributions of $12 million.
Assets - The Bank’s total assets increased to $167.5 billion at March 31, 2025, from $165.3 billion at December 31, 2024, driven primarily by an increase in investments, offset in part by a decline in advances. Investments increased primarily due to an increase in short-term investments, mainly federal funds sold and securities purchased under agreements to resell, as well as the purchase of agency mortgage-backed securities. Advances decreased $6.2 billion due mainly to a decline in borrowings by depository institution members, offset in part by an increase in borrowings by insurance companies.
Capital - Total capital decreased to $9.3 billion at March 31, 2025, from $9.5 billion at December 31, 2024, primarily due to a decrease in activity-based capital stock resulting from a decline in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	March 31, 2025	December 31, 2024
Advances	$93,790	$99,951
Investments	60,775	52,032
Mortgage loans held for portfolio, net	12,263	11,896
Total assets	167,471	165,253
Consolidated obligations	155,838	153,251
Capital stock - Class B putable	5,730	5,989
Retained earnings	3,558	3,491
Total capital	9,329	9,451
Total regulatory capital[1]	9,297	9,489
Regulatory capital ratio	5.55%	5.74%
1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended
	March 31,
Operating Results	2025	2024
Net interest income	$248	$349
Provision (reversal) for credit losses on mortgage loans	—	(1)
Other income (loss)	41	4
Other expense	61	50
Affordable Housing Program assessments	23	30
Net income	$205	$274
Performance Ratios
Net interest spread	0.32%	0.43%
Net interest margin	0.59	0.74
Return on average equity (annualized)	8.56	11.36
Return on average assets (annualized)	0.48	0.57

The financial results reported in this earnings release for the first quarter of 2025 are preliminary until the Bank announces unaudited financial results in its First Quarter 2025 Form 10-Q filed with the Securities and Exchange Commission, expected to be available next month at www.fhlbdm.com and www.sec.gov.
The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by nearly 1,250 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.